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                                                                      Exhibit 99


                                    AmeriGas
                            America's Propane Company

Contact: Robert W. Krick                         For Release: January 31, 2001
         610-337-1000, ext. 3141                              Immediate

AMERIGAS TO ACQUIRE NISOURCE INC.'S COLUMBIA PROPANE,
CREATES LARGEST RETAIL MARKETER

VALLEY FORGE, Pa., January 31 -- AmeriGas Propane, Inc. general partner of AmeriGas Partners, L. P. (NYSE: APU), announced that the Partnership has signed a definitive agreement to acquire the retail propane distribution businesses of Columbia Energy Group, a NiSource Company (NYSE: NI), for approximately $208 million. The combination will create the nation's largest retail propane marketer, distributing more than one billion retail gallons from over 700 locations. The Columbia businesses currently comprise the fifth largest retail marketer in the country, selling over 307 million gallons annually from 186 locations in 29 states.

Lon R. Greenberg, chairman of AmeriGas said, "We are excited about the opportunities the acquisition of Columbia Propane presents. For many years, one of our strategic goals has been to grow through the acquisition of both small and large marketers. Given our track record of successfully integrating large distributors, we are confident that we will be able to achieve our financial goals for this acquisition."

"We expect the financial results of Columbia to be accretive to earnings and cash flow in the first full fiscal year of our ownership," continued Greenberg. He said the purchase, including transaction costs, would be financed with approximately $163 million of debt and approximately $53 million of AmeriGas partnership common units to be issued to Columbia Energy.

Eugene V. N. Bissell, chief executive officer of AmeriGas, said, "The Columbia operations will add density to our existing business and, at the same time, provide us with opportunities to penetrate new markets. We are pleased to have capitalized on this opportunity to add significantly to our nationwide platform for growth. Columbia also complements our extensive logistical network."

"We believe this transaction will not only enhance our ability to serve customers, but also present additional opportunities for the employees of both companies," added Bissell. "The Columbia employees are well respected in the industry and we look forward to welcoming the over 1,600 people of Columbia into the AmeriGas family. We have created a detailed plan to integrate the Columbia operations with AmeriGas with minimal disruption to the workforce," concluded Bissell.

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In May 2000, Columbia Energy Group announced its intention to exit the propane distribution business because it was not consistent with its long term strategy. Subsequent to the announcement, Columbia Energy was acquired by NiSource in November 2000. The transaction is subject to customary conditions, including regulatory approval, and is expected to close in February.

AmeriGas Partners is one of the nation's largest propane marketers. UGI Corp. (NYSE: UGI) through subsidiaries owns 55% of the partnership and individual unitholders own the remaining 45%.

Comprehensive information about AmeriGas is available on the Internet at HTTP://WWW.AMERIGAS.COM.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties which are difficult to predict and many of which are beyond management's control. You should read the Partnership's 2000 Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, and the ability to effectively integrate the operations of Columbia Propane and achieve cost-saving efficiencies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-03                                 ###                                1/31/01